Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-187846, 333-211447), Registration Statement on Form S-3 (No. 333-231867) and Post-Effective Amendment No. 4 on Form S-3 to the Registration Statement on Form S-4 (No. 333-186210) of Hemisphere Media Group, Inc. of our reports dated March 16, 2022 relating to the consolidated financial statements and the effectiveness of internal control over financial reporting of Hemisphere Media Group, Inc., appearing in this Annual Report on Form 10-K of Hemisphere Media Group, Inc. for the year ended December 31, 2021.

RSM US LLP

Miami, Florida

March 16, 2022